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                                                                      EXHIBIT 11



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)




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
                                                                  Quarter Ended                        Six Months Ended
                                                           -------------------------------      ----------------------------
                                                           December 26,       December 27,      December 26,    December 27,
                                                              1999                 1998            1999             1998
                                                           ------------       ------------      ------------    ------------
COMPUTATIONS FOR STATEMENTS OF INCOME
Net income                                                  $  41,144          $  24,637        $  66,847        $  29,078
                                                            =========          =========        =========        =========
Basic earnings per share of common stock:
  Average shares of common stock outstanding                   23,092             23,308           23,120           23,467
                                                            =========          =========        =========        =========
  Basic earnings per share of common stock                  $    1.78          $    1.06        $    2.89        $    1.24
                                                            =========          =========        =========        =========

Diluted earnings per share of common stock:

  Average shares of common stock outstanding                   23,092             23,308           23,120           23,467

  Incremental common shares applicable to
    common stock options based on the common
    stock average market price during the period                   97                172              133              120

  Incremental common shares applicable to restricted
    common stock based on the common stock average
    market price during the period                                  1                  1                1                1
                                                            ---------          ---------        ---------        ---------
  Average common shares assuming dilution                      23,190             23,481           23,254           23,588
                                                            =========          =========        =========        =========
  Fully diluted earnings per average share of
    common stock, assuming conversion of all
    applicable securities                                   $    1.77          $    1.05        $    2.87        $    1.23
                                                            =========          =========        =========        =========
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